As filed with the Securities and Exchange Commission on April 23, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Karat Packaging Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	83-2237832 (I.R.S. Employer Identification Number)

6185 Kimball Avenue
Chino, CA 91708

(Address of Principal Executive Offices, Zip Code)

Karat Packaging Inc. 2019 Stock Incentive Plan

(Full Title of the Plan)

Alan Yu
Chief Executive Officer
6185 Kimball Avenue
Chino, CA 91708

(Name and Address of Agent for Service)

Telephone: (626) 965-8882

(Telephone Number, Including Area Code,

of Agent for Service)

Copy to:

Mark Y. Liu
Christina C. Russo
Akerman LLP
601 W. 5th Street, 3rd Floor
Los Angeles, CA 90071

(213) 688-9500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $0.001 per share) to be issued under the Karat Packaging Inc. 2019 Stock Incentive Plan	2,000,000	$ 18.10(2)	$36,200,000.00(2)	$3,949.42

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock, par value $0.001 per share (the "Common Stock"), that become issuable under the Karat Packaging Inc 2019 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $18.10, the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on April 22, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Karat Packaging Inc. 2019 Stock Incentive Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation by Reference.

Karat Packaging Inc. (the “Company” or the "Registrant") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, files reports and other information with the SEC. The following documents are incorporated herein by reference:

(a)	The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-253270) on April 16, 2021, relating to the Company’s Registration Statement on Form S-1, originally filed with the Commission on February 18, 2021 (as amended, including all exhibits);

(b)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on April 14, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description; and

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 20, 2021.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of such documents deemed not to be filed) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filings of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or calling us at the following address or telephone number:

Attention: Investor Relations

Karat Packaging Inc.
6185 Kimball Avenue
Chino, CA 91708

(626) 965-8882

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s certificate of incorporation includes a provision that, to the fullest extent permitted by the DGCL, eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. In addition, its bylaws require the Company to indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding (whether criminal, civil, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company, or, while a director or officer of the Company, serves or served at any other enterprise as a director, officer, employee or agent at the Company’s request, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred in connection with any such action or proceeding.

The Company is not required to advance expenses incurred by its directors and officers in defending any action or proceeding for which indemnification is required or permitted, subject to certain limited exceptions. The indemnification rights conferred by the Company’s certification of incorporation and bylaws are not exclusive.

The Company's policy is to enter into agreements with its directors and executive officers that require the Company to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party to or participant in by reason of the fact that such person is or was a director, officer, employee, agent or fiduciary of the Company or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the Company's best interests. These indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of the Company's directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

The Company maintains a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Company for those losses for which it has lawfully indemnified the directors and officers. The policy contains various exclusions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Certificate of Incorporation. (Incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1 No. 333- 253270.)

3.2	By-Laws. (Incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1 No. 333- 253270.)

4.1	Form of Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1 No. 33-253270.)

5.1	Opinion of Akerman LLP*

10.3	Registrant’s 2019 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to Registration Statement on Form S-1 No. 33-253270)+

23.1	Consent of BDO*

23.2	Consent of Akerman LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (see signature page)*

* filed herewith
+ compensatory plan or arrangement

Item 9.	Undertakings.

1)	The undersigned Registrant hereby undertakes:

a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and,

iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided , however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chino, State of California, on this 23rd day of April 2021.

KARAT PACKAGING INC.

By:	/s/ Alan Yu
Name:	Alan Yu
Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alan Yu and Ann T. Sabahat, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan Yu	Chief Executive Officer and Chairman of the Board of Directors	April 23, 2021
Alan Yu	(Principal Executive Officer)

/s/ Ann T. Sabahat	Chief Financial Officer	April 23, 2021
Ann T. Sabahat	(Principal Financial and Accounting Officer)

/s/ Marvin Cheng	Vice President — Manufacturing, Secretary and Director	April 23, 2021
Marvin Cheng

/s/ Eve Yen	Director	April 23, 2021
Eve Yen

/s/ Paul Y. Chen	Director	April 23, 2021
Paul Y. Chen

/s/ Eric Chen	Director	April 23, 2021
Eric Chen